Exhibit 99.1

FOR IMMEDIATE RELEASE

SANZ Announces Preliminary Operating Results for Fourth Quarter 2006

Englewood, Colorado, February 15, 2007 - SAN Holdings, Inc. (SANZ) (OTCBB: SANZ) today announced preliminary, unaudited results for its fourth quarter ending December 31, 2006 (“December 2006”).

Consolidated revenue for the December 2006 quarter (“December 2006”) was $15.8 million versus $12.3 million for the quarter ending December 31, 2005 (“December 2005”), an increase of 28.5%. Gross profit for December 2006 was $3.7 million versus $3.4 million for December 2005. Selling, general and administrative expenses were $4.2 million for December 2006 versus $4.4 million for December 2005. (December 2006 included approximately $138,000 of share-based compensation expense).

In December 2005, the company’s operating income included a charge for goodwill impairment of $9.2 million that was recorded at its fiscal year end. The Company has not yet completed the process of its annual review of its goodwill asset valuation for 2006.

Storage Solutions Segment

Revenue for December 2006 was $15.0 million versus $11.6 million for December 2005, an increase of 29.3%. Gross Profit for December 2006 was $3.5 million versus $2.9 million for December 2005. Selling, general and administrative expenses were approximately $3.1 million for December 2006 (and included approximately $122,000 of share-based compensation expense) versus $3.1 million for December 2005.

EarthWhere Segment

Revenue for December 2006 was $825,000 versus $696,000 for December 2005, an increase of 18.5%. Gross Profit for December 2006 was $180,000 (and included a Cost of Sale non-cash charge for amortization of capitalized software costs of $106,000) versus $501,000 (and included a Cost of Sale non-cash charge of $55,000). The gross profit decrease was the result of a higher ratio of service to software license product mix in the current quarter, as December 2005 included a large software license sale to a Federal government prime contractor. Selling, general and administrative expenses were $832,000 for December 2006 (and included approximately $16,000 of share-based compensation expense) versus $1.1 million for December 2005.

John Jenkins SAN Holdings, Inc. CEO stated “We closed the year on a strong note. On a combined basis, the Company demonstrated good progress on a sequential quarter basis and against the comparable quarter for 2005. Revenue and gross profit increased over the same quarter in 2005, gross profit was higher and expenses were lower. Our Storage Solutions business revenue and contribution were up over the comparable 2005 period as well as the September 2006 quarter. We had the benefit of the release of part of a large state program award received during the quarter. That total program award exceeded $4 million, with approximately $2 million scheduled for release in the first half of 2007.”

Jenkins added, “Our EarthWhere™ segment reported higher total revenue for the current quarter versus the comparable 2005 quarter. The 2006 revenue mix was more heavily loaded to services than in 2005. The EarthWhere segment is developing an expanded base of recurring service and support revenue to augment its software sales. EarthWhere segment expenses were also substantially lower when compared to the comparable 2005 quarter.”

About SANZ
SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ’ software product, EarthWhere, is a spatial data provisioning application that catalogs, manages, and provisions customized geospatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. For more information please visit www.sanz.com.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

Contact:
Investor Advantage, LLC for SANZ
Mark McPartland
910-221-1827
markm@investor-advantage.com